                                                                  Exhibit 5(d)


                             SUBADVISORY AGREEMENT

                          Agreement, dated as of April   , 1996 between Salomon
Brothers Asset Management Inc, a Delaware Corporation (the "Investment Manager") and Salomon Brothers Asset Management Asia Pacific Limited (the "Subadviser"), a company incorporated in Hong Kong and registered with the Hong Kong Securities and Futures Commission as a investment adviser (registration number _________), relating to the Salomon Brothers Asia Growth Fund (the "Fund"), an investment portfolio of Salomon Brothers Series Funds Inc, an open-end investment company (the "Company").

                          1.      The Company proposes to engage in the
business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and limitations specified in the Company's Articles of Incorporation, as amended (the "Articles") and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Company and the Fund, included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished by the Investment Manager to the Subadviser. Any amendments to these documents shall be furnished by the Investment Manager to the Subadviser.

                          2.      Pursuant to Section 2 of the Investment
Management Agreement dated the date hereof between the Company and the Investment Manager relating to the Fund (the "Investment Management Agreement"), the Investment Manager hereby delegates the performance of certain of its services to the Subadviser to the extent and on the terms set forth in this agreement. The Subadviser accepts such delegation and agrees to render the services herein set forth for the compensation herein provided.

                          3.  The Subadviser shall (a) make investment strategy
decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Fund and (d) provide continuous supervision of the Fund's investment portfolio. The Subadviser shall, at its expense, (i) provide office space, office facilities and personnel reasonably necessary for performance of the services to be provided by the Subadviser pursuant to this agreement, and
(ii) provide persons satisfactory to the Company's Board of Directors to serve as officers and employees of the Fund.

                          4.      As manager of the Fund's assets, the
Subadviser shall make investments for the Fund's account in accordance with the investment objective and limitations set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the

Internal Revenue Code of 1986, as amended, relating to regulated investment companies, applicable banking laws and regulations, and policy decisions adopted by the Company's Board of Directors from time to time. The Subadviser shall advise the Investment Manager, the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Subadviser and/or the Company's officers or Board of Directors, supply the reasons for making such investments.

                          5.      The Subadviser is authorized on behalf of the
Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Subadviser, Investment Manager or any of their affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities.
The Subadviser is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Subadviser and the Investment Manager, provided that the best competitive execution price is obtained at the time of the trade execution.

                          6.      In consideration of the Subadviser's
undertaking to render the services described in this agreement, the Investment Manager agrees that the Subadviser shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by the Company (including any Hong Kong taxes or related expenses imposed on the Fund in relation to matters contemplated by this agreement) in connection with the performance of this agreement, provided that nothing in this agreement shall be deemed to protect or purport to protect the Subadviser against any liability to the Company or its stockholders to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this agreement or by reason of its reckless disregard of its obligations and duties hereunder ("disabling conduct"). To the extent the Investment Manager obtains indemnification from the Fund, the Investment Manager will indemnify the Subadviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including any Hong Kong taxes or related expenses imposed on the Fund in relation to the matters contemplated by this agreement), including reasonable counsel fees and expenses and any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Subadviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Subadviser was not liable by reason of disabling conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Subadviser was not liable by reason of disabling conduct by
(a) the vote of a majority of a quorum of directors of the Company who are neither "interested persons" of the Company nor parties to the proceeding ("disinterested non-party directors"), or (b) an independent legal counsel in a written opinion. To the extent the Investment Manager receives the same from the Fund, the Subadviser shall be entitled to advances from the Investment Manager for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. The Subadviser shall provide to the Investment Manager, who in turn will provide to the Fund, a written affirmation of the Subadviser's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Subadviser shall provide security in form and amount acceptable to the Investment Manager for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Subadviser will ultimately be found to be entitled to indemnification.

                          7.      In consideration of the services to be
rendered by the Subadviser under this agreement, the Investment Manager shall pay the Investment Adviser, in respect of each quarter of its service, a lump sum fee in such amount as shall be agreed between the parties hereto from time to time. Such agreement may be recorded in an agreement substantially in the form of Attachment A hereto. The quarterly fee referred to in the preceding sentence shall be paid by the Investment Manager to the Subadviser in arrears. Any amount payable to the Subadviser under this agreement shall be computed in U.S. dollars. The fee due for any quarter during which this agreement remains in effect for less than a full quarter will be determined on a pro rata basis.

                          8.      This agreement shall continue in effect until
two years from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated at any time, without the payment of any penalty, (i) by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940
Act), (ii) by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Investment Manager and the Subadviser or (iii) by either the Subadviser or the Investment Manager on 60 days' written notice to the other party and the Company. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination of this agreement shall not relieve either the Investment Manager nor the Subadviser from any liability or obligation in respect of any matters, undertakings or conditions which shall not have been done, observed or performed prior to such termination. The respective agreements, covenants, indemnities and other statements set forth in Section 6 hereof shall remain in full force and effect regardless of any termination or cancellation of this agreement. All property of the Fund shall be returned to the Fund as soon as reasonably practicable after the termination of this agreement.

                          10.     Upon expiration or earlier termination of
this agreement, the Company shall, if reference to "Salomon Brothers" is made in the corporate name of the Company or in the name of the Fund and if the Investment Manager requests in writing, as promptly as practicable change its corporate name and the name of the Fund so as to eliminate all reference to "Salomon Brothers", and thereafter the Company and the Fund shall cease transacting business in any corporate name using the words "Salomon Brothers" or any other reference to the Investment Manager or "Salomon Brothers". The foregoing rights of the Investment Manager and obligations of the Company shall not deprive the Investment Manager, or any affiliate thereof which has "Salomon Brothers" in its name, of, but shall be in addition to, any other rights or remedies to which the Investment Manager and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Company, and the failure or omission of the Investment Manager to request a change of the Company's or the Fund's name or a cessation of the use of the name of "Salomon Brothers" as described in this paragraph 10 shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

                          11.     Except to the extent necessary to perform the
Investment Manager's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Manager, or any affiliate of the Investment Manager, or any employee of the Investment Manager, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

                          12.  Each of the parties hereto undertakes to notify
the other of any material change in any information supplied in, or pursuant to, this agreement within a reasonable time after such change. The Subadviser undertakes (i) to notify the Investment Manager of any change in its directors within a reasonable time after such change and (ii) to provide, on demand, such financial and other information relating to itself or its business as the Investment Manager may from time to time reasonably require. The Investment Manager acknowledges that the Subadviser may be required by law or the rules of any governmental or other regulatory authority to disclose information relating to the Fund.

                          13.     This agreement shall be governed by the laws
of the State of New York.

                          IN WITNESS WHEREOF, the parties hereto have caused
this agreement to be executed by their officers designated below as of the date hereinabove written.

                                             SALOMON BROTHERS ASSET MANAGEMENT
                                             ASIA PACIFIC LIMITED


                                             By:
                                                ----------------------------
                                                Name:
                                                Title:




                                             SALOMON BROTHERS ASSET
                                             MANAGEMENT INC


                                             By:
                                                -----------------------
                                                Name:  Michael S. Hyland
                                                Title: President

                                  Attachment A

From:            Salomon Brothers Asset Management Asia Pacific Limited

To:              Salomon Brothers Asset Management Inc

Date:
                 -------------------------


This confirms that the amount of the quarterly fee under paragraph 7 of our agreement effective March , 1996 for the period set forth below shall be as follows:

Period:   from              to
                -----------    ------------

Amount of Quarterly Fee:
                         -------------------

Please initial next to your name above and return to indicate your confirmation.